Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

GULF ISLAND FABRICATION, INC.

(includes amendments through May 22, 2020)

ARTICLE I

NAME

The name of the corporation is Gulf Island Fabrication, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Louisiana Business Corporation Act, as amended.

ARTICLE III

CAPITAL

A.Authorized Stock.  The Corporation shall have the authority to issue an aggregate of 35,000,000 shares of capital stock, of which 30,000,000 shares shall be common stock of the Corporation ( the “Common Stock”), no par value per share, and 5,000,000 shares shall be preferred stock of the Corporation (the “Preferred Stock”), no par value per share.

B.Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series.  Authority is hereby vested in the board of directors of the Corporation (the “Board of Directors”) to amend these Articles of Incorporation from time to time to fix the preferences, limitations and relative rights as between the Preferred Stock and the Common Stock, and to fix variations in the preferences, limitations and relative rights as between different series of Preferred Stock.

ARTICLE IV

DIRECTORS

A.Number of Directors.  The Board of Directors shall consist of such number of persons as shall be designated from time to time in the By-laws of the Corporation, or, if not so designated, as may be designated from time to time by resolution of the Board of Directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

B.Classification.  The directors elected or appointed by the Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, prior to the 2020 annual meeting of stockholders are divided, with respect to the time during which they shall hold office, into three

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classes, with the directors of each class serving for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualified.  Commencing with the 2020 annual meeting of shareholders, the directors shall be elected as follows: (i) Class II directors whose terms expire at the 2020 annual meeting of shareholders will stand for election for one-year terms expiring at the 2021 annual meeting of shareholders and until their successors are duly elected and qualified and at each annual meeting of shareholders thereafter; (ii) Class III directors whose terms expire at the 2021 annual meeting of shareholders will stand for election for one-year terms expiring at the 2022 annual meeting of shareholders and until their successors are duly elected and qualified and at each annual meeting of shareholders thereafter; (iii) Class I directors whose terms expire at the 2022 annual meeting of shareholders will stand for election for one-year terms expiring at the 2023 annual meeting of shareholders and until their successors are duly elected and qualified and at each annual meeting of shareholders thereafter.  For the avoidance of doubt, beginning at the 2022 annual meeting of shareholders, all directors elected at an annual meeting of shareholders shall hold office for a term expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified.  Notwithstanding anything to the contrary provided for herein, if the Board of Directors shall appoint any director to fill a vacancy on the Board of Directors prior to the 2022 annual meeting of shareholders, whether resulting from an increase in the number of directors or otherwise, such director shall hold office for a term expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified.

C.Vacancies.  Except as provided under applicable law or in Article IV(E) hereof, any vacancy on the Board of Directors (including any vacancy resulting from an increase in the authorized number of directors) may, notwithstanding any resulting absence of a quorum of directors, be filled by a vote of at least two-thirds of the directors remaining in office, provided that the shareholders shall have the right to fill the vacancy at any special meeting called for such purpose prior to any such action by the Board of Directors.  Vacancies on the Board of Directors may be filled only as provided in this Article IV(C).

D.Removal.  Except as provided in Article IV(E) hereof, any one or more directors may be removed, at any time, only for cause, by the holders of not less than two-thirds of the Total Voting Power (as defined in Article VI(B) hereof) that is present or represented at a special meeting of shareholders called for such purpose, voting together as a single class.  For purposes of this Article IV(D), “cause” shall mean (i) a conviction of a director by a court of competent jurisdiction of a felony involving moral turpitude if such conviction is no longer subject to direct appeal or (ii) an adjudication by a court of competent jurisdiction of liability for gross negligence or gross misconduct in the performance of the director’s duty to the Corporation in a matter of substantial importance to the Corporation if such adjudication is no longer subject to direct appeal.  At the same meeting in which the shareholders remove one or more directors, a successor or successors may be elected for the unexpired term of the director or directors removed.  Except as set forth in this Article IV(D), or in any provision of these Articles of Incorporation relating to removal of directors elected by holders of Preferred Stock, directors shall not be subject to removal.

E.Directors Elected by Preferred Shareholders.  Notwithstanding anything in these Articles of Incorporation to the contrary, whenever the holders of any one or more classes or

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series of stock having a preference over the Common Stock as to dividends or upon liquidation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of these Articles of Incorporation (as they may be duly amended from time to time) fixing the rights and preferences of such preferred stock shall govern with respect to the nomination, election, term, removal, vacancies or other related matters with respect to such directors.

ARTICLE V

BY-LAWS

A.Adoption, Amendment and Repeal.  By-laws of the Corporation may be adopted only by a majority vote of the Board of Directors.  By-laws may be amended or repealed by (i) a two-thirds vote of all directors who constitute the Board of Directors, or (ii) the affirmative vote of the holders of at least a majority of the Total Voting Power, as defined in Article VI(C) hereof, voting together as a single class, that is present or represented at any regular or special meeting of shareholders, the notice of which meeting of shareholders expressly states that the proposed amendment or repeal is to be considered at the meeting.

B.New Matters.  Any purported amendment to the By-laws which would add thereto a matter not expressly covered in the By-laws prior to such purported amendment shall be deemed to constitute the adoption of a By-law provision and not an amendment to the By-laws.

ARTICLE VI

AMENDMENTS

A.Amendments.  These Articles of Incorporation may be amended by the affirmative vote of at least a majority of the Total Voting Power of the Corporation.

B.Total Voting Power.  The term “Total Voting Power” means the total number of votes that shareholders are generally entitled to cast with respect to the election of directors or, if such term is used with reference to any other particular matter properly brought before the shareholders or such other holders for their consideration and vote, means the total number of such votes that are entitled to be cast with respect to such matter.

ARTICLE VII

LIMITATION OF LIABILITY AND INDEMNIFICATION

A.Limitation of Liability.  With respect to any cause of action arising on or before December 31, 2014, no director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director or officer for (1) any breach of his duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation’s assets to, or redemptions or repurchases of the Corporation’s shares from shareholders of the Corporation, under and to the

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extent provided in La.R.S. 12:92(D); or (4) any transaction from which he derived an improper personal benefit.  With respect to any cause of action arising on or after January 1, 2015, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director or officer, except as otherwise provided by La. R.S. 12:1-832, as heretofore or hereafter amended.  If, after the date hereof, the Louisiana Business Corporation Act is amended to authorize further elimination or limitation the personal liability of directors or officers, then the liability of a director or an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Louisiana Business Corporation Act, as so amended.

B.Indemnification.  Subject to such limitations as may be determined by the Board of Directors (provided that no change in such limitations may adversely affect any claim to indemnification that arises prior to such change), the Corporation shall indemnify each of its directors to the full extent from time to time permitted by law, and may so indemnify each of its officers, against any expenses or costs, including attorney’s fees, actually or reasonably incurred by him in connection with any threatened, pending or completed claim action, suit or proceeding, whether criminal, civil, administrative or investigative against such person or as to which he is involved solely as a witness or person required to give evidence.

C.Authorization of Further Actions.  The Board of Directors may (1) cause the Corporation to enter into contracts with its directors and officers providing for the limitation of liability set forth in this Article to the fullest extent permitted by law and (2) adopt By-laws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers of the Corporation and other persons (including but not limited to directors and officers of the Corporation’s direct and indirect subsidiaries) to the fullest extent permitted by law  No repeal or amendment of any such By-laws or resolutions limiting the right to indemnification thereunder shall affect the entitlement of any person to indemnification whose claim thereto results from conduct occurring prior to the date of such repeal or amendment.

D.Subsidiaries.  The Board of Directors may cause the Corporation to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing

E.Amendment.  In addition to any other votes required by law or these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of at least 80% of the Total Voting Power shall be required to repeal this Article or to amend  this Article so as to reduce the limitation of liability set forth herein or the rights to indemnification or the powers of the Board of Directors provided in this Article, and any amendment or repeal of this Article shall not adversely affect any indemnification or limitation of liability of a director or officer of the Corporation under this Article with respect to any action or inaction occurring prior to the time of such amendment or repeal.

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ARTICLE VIII

REVERSION

Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall at the expiration of such time, revert in full ownership to the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease, provided, however, that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (1) payment of the amount of any cash or property dividend or redemption price or (2) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the person or entity who or which would be entitled thereto had such reversion not occurred.

ARTICLE IX

SPECIAL MEETINGS OF SHAREHOLDERS

A.Special meetings of shareholders, for any purpose or purposes, may be called in any manner set forth in the By-laws, provided that the power of shareholders as such to call or cause to be called special meetings shall be governed exclusively by Article IX(B) hereof.

B.At any time, upon the written request of any shareholder or group of shareholders holding at least twenty percent of all the votes entitled to be cast on an issue proposed to be considered at the proposed special meeting, the Secretary of the Corporation shall call a special meeting of shareholders to be held at the registered office of the Corporation at such time as the Secretary may fix not less than 15 nor more than 60 days after the receipt of said request, and if the Secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so.  Such requests must state the specific purpose or purposes of the proposed special meeting, and the business to be conducted thereat shall be limited to such purpose or purposes.

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